UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): January 23, 2014
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CareFusion Corporation
(Exact Name of Registrant as Specified in its Charter)
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Delaware
(State or Other Jurisdiction of Incorporation)

001-34273	26-4123274
(Commission File Number)	(IRS Employer Identification Number)
3750 Torrey View Court, San Diego, California 92130
(Address of Principal Executive Offices, Including Zip Code)
(858) 617-2000
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former name or Former Address, If Changed Since Last Report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Â	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Â	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Â	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Â	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events
On January 23, 2014, CareFusion Corporation (the “Company”) announced that it has completed its previously announced offer to exchange any and all of its outstanding $300 million aggregate principal amount of 3.300% Senior Notes due 2023 (the “Initial Notes”) for an equal amount of new 3.300% Senior Notes due 2023 (the “New Notes”) that have been registered under the Securities Act of 1933, as amended (the “Securities Act”). The terms and conditions of the exchange offer are set forth in the Company’s prospectus dated December 20, 2013, and the related letter of transmittal.
The exchange offer expired at 5:00 p.m. New York City time, on January 22, 2014 (such time and date, the “Expiration Date”). As of the Expiration Date, $299 million in aggregate principal amount (or 99.67%) of the Initial Notes were validly tendered and accepted for exchange.
The exchange offer was made pursuant to a Registration Rights Agreement entered into by the Company when it originally issued the Initial Notes on March 11, 2013. As the Company issued the $300 million aggregate principal amount of Initial Notes in a private placement transaction, the Initial Notes were subject to transfer restrictions. The purpose of the exchange offer was to allow holders of the Initial Notes to exchange their notes for New Notes that did not have these restrictions. Following the exchange offer, the Company will continue to have $300 million aggregate principal amount of 3.300% Senior Notes due 2023 outstanding.
The terms of the New Notes issued in the exchange offer are substantially the same as the terms of the Initial Notes, except that the New Notes are registered under the Securities Act, have no transfer restrictions under the federal securities laws, no registration rights and no rights to additional interest.
This Current Report on Form 8-K does not constitute an offer to purchase or a solicitation of an offer to sell securities. The exchange was made only pursuant to a prospectus and the related letter of transmittal and only to such persons and in such jurisdictions as is permitted under applicable law.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CareFusion Corporation
(Registrant)

Date: January 23, 2014	By:	/s/ Joan Stafslien
	Name:	Joan Stafslien
	Title:	Executive Vice President, General Counsel and Secretary